UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) February 12, 2015

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – February 12, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.0 million on revenue of $19.9 million for the quarter ended December 31, 2014. For the fourth quarter of 2013, the Company reported operating income of $0.2 million on revenue of $20.2 million.

“Consistent with our objectives, in 2014 we realized initial returns on the new product development investments made in power systems designed for medical devices and carts, portable power solutions, and integrated communications systems, while we expanded our global sales footprint. Battery & Energy Products contributed profitable growth with sales of commercial products increasing 32% and representing 62% of the segment’s sales mix for the year, further diversifying its non-government/defense revenue base,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.

“Financially, our fourth quarter results reflect successful execution and demonstrate the operating leverage of our business model. We generated a consolidated gross margin of 31.7%, up 400 basis points over last year, and an operating income of $1.0 million. Having brought 2014 to a close on a strong note, the elements of our long-term strategic and operational plans are coalescing, and we are heading in the right direction to generate organic top-line growth and profitability in 2015,” concluded Popielec.

Fourth Quarter 2014 Financial Results

Revenue was $19.9 million, compared to $20.2 million for the fourth quarter of 2013, a $0.2 million or 1% decline reflecting an increase of $0.9 million in Battery & Energy Products sales, offset by a $1.1 million decrease in Communications Systems sales. Battery & Energy Products sales were $16.8 million, compared to $15.9 million last year, a 6% increase, with sales to commercial customers increasing 47% and Government/Defense sales decreasing 24%. Communications Systems sales were $3.2 million, compared to $4.3 million for the same period last year, a decrease of 26% reflecting ongoing soft order flow for amplifiers for U.S. Government/Defense tactical radios. On a consolidated basis, sales to commercial customers accounted for 49% of total revenue, up from 33% last year.

Gross profit was $6.3 million, or 31.7% of revenue, compared to $5.6 million or 27.7% of revenue for the same quarter a year ago. The 400 basis point increase primarily reflects the increased sales of higher margin commercial products, favorable mix of new products and increased production volumes leading to Lean productivity gains and overhead leverage. Battery & Energy Products gross margin was 30.0%, 390 basis points higher than the 26.1% reported last year, and Communications Systems gross margin was 40.6%, a 710 basis point improvement from the 33.5% reported last year.

Operating expenses were $5.3 million compared to $5.4 million last year reflecting ongoing discretionary spending discipline while investing in new product development. Operating expenses were 26.5% of revenue, compared to 26.6% for the year earlier period.

As a result of the increase in gross profit and lower operating expenses, the Company reported operating income of $1.0 million compared to $0.2 million last year and a 410 basis point improvement in the operating margin to 5.2% from 1.1% last year. Adjusted EBITDA, defined as EBITDA including non-cash, stock based compensation, was $2.1 million, or 10.4% of revenue, compared to $1.4 million, or 6.9% of revenue for the same quarter a year ago. And, net income was $0.9 million, or $0.05 per share, compared to $0.1 million, or $0.01 per share for the fourth quarter of 2013.

During the fourth quarter, Ultralife repurchased 56,197 shares under its 1.8 million share repurchase program.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits.

(a) Exhibits

99.1 Press Release of Ultralife Corporation dated February 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2015		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.                                   Description

    99.1            Press Release of Ultralife Corporation dated February 12, 2015